Exhibit 99


         NEWS RELEASE





                             APL, Two Unions in New Labor Agreements

              OAKLAND, Calif., July 17/PRNewswire/ -- APL Limited (APL) announced today that it has successfully concluded negotiations for new labor agreements with the Marine Engineers' Beneficial Association (MEBA), District No. 1 -- PacificCoast District, and with the American Radio Association (ARA).
              The agreement with MEBA affects 45 employees responsible for maintaining ships' engines and equipment. The agreement with the ARA affects nine radio officers.
              The new agreements are subject to ratification by vote of members of each union.
              "With the completion of this agreement, APL is now able to bring more vessels into the U.S. merchant fleet. This is good for MEBA members, for the American merchant marine, and for the entire country," said Alex Shandrowsky, MEBA President.
              "We're also pleased that these new labor agreements have been negotiated to completion," said John Burgess, APL
 [APL    Executive Vice President for Operations and Markets.  "These
  logo] agreements are a step toward transforming our compensation and benefits into packages that are fair and equitable for our employees and that enable APL to be more competitive in the global shipping environment."
              Terms of the new agreements were not disclosed. APL pro-vides worldwide container transportation and logistics services through an integrated network of high-quality intermodal ser-vices with state-of-the-art information technology.

         SOURCE APL Limited
              -0-                           07/17/97
              /CONTACT:  John Pachtner, 510-272-7208, for APL Limited/






1111 Broadway
Oakland, CA 94607
U.S.A.